Press Release
UnitedAuto Group, Inc.
2555 Telegraph Road
Bloomfield Hills, MI 48302-0954

Contact:	Jim Davidson Executive Vice President – Finance 201-325-3303 jdavidson@unitedauto.com	Tony Pordon Vice President – Investor Relations 248-648-2540 tpordon@unitedauto.com

FOR IMMEDIATE RELEASE

UNITEDAUTO COMPLETES NEW $650 MILLION CREDIT AGREEMENT

BLOOMFIELD HILLS, MI, September 9, 2004 – UnitedAuto Group, Inc. (NYSE:UAG), a FORTUNE 500 automotive specialty retailer, today announced that it has signed a new credit agreement with DaimlerChrysler Services North America LLC and Toyota Motor Credit Corporation. The credit agreement provides for up to $650 million in revolving loans for working capital, acquisitions, capital expenditures, investments, letters of credit, and other general corporate purposes. The revolving loans under the agreement are for a three-year term, which expires on September 30, 2007.

Chairman Roger Penske said, “Since our original investment in 1999, UnitedAuto has generated over
$1 billion in capital through new stock issuances, subordinated debt offerings and retained earnings. This new capital has enabled us to acquire franchises with annual revenues in excess of $4 billion. Our new credit agreement reflects the overall improvement in our capital structure and will provide UnitedAuto with the continued financial flexibility to fund our future growth plans. We are delighted to foster our continued partnership with DaimlerChrysler Services North America and Toyota Motor Credit.”

About UnitedAuto
UnitedAuto, which has pursued a strategy based on internal growth from its existing dealerships, as well as from strategic acquisitions, operates 145 franchises in the United States and 103 franchises internationally, primarily in the United Kingdom. UnitedAuto dealerships sell new and used vehicles, and market a complete line of after-market automotive products and services.

Statements in this press release may involve forward-looking statements, including forward-looking statements regarding UnitedAuto’s future credit availability and expansion and growth plans. Actual results may vary materially because of risks and uncertainties, including external factors such as interest rate fluctuations, changes in consumer spending and other factors over which management has no control. These forward-looking statements should be evaluated together with additional information about UnitedAuto’s business, markets, conditions and other uncertainties, which could affect UnitedAuto’s future performance, which are contained in UnitedAuto’s Form 10-K for the year ended December 31, 2003 and its other filings with the Securities and Exchange Commission and which are incorporated into this press release by reference. This press release speaks only as of its date, and UnitedAuto disclaims any duty to update the information herein.

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